EXHIBIT 12

STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS (UNAUDITED)

	Year Ended December 31,					Six Months Ended June 30,
	2008	2009	2010	2011	2012	2012	2013

	(dollars in thousands)
Earnings:
Pretax income from continuing operations before adjustment for income or loss from equity investees(1)	$92,436	$106,584	$36,808	$111,411	$184,622	$76,773	$31,648
Fixed charges	113,734	108,616	139,255	295,056	364,094	177,796	218,845
Capitalized interest	(25,029)	(41,170)	(20,792)	(13,164)	(9,777)	(4,558)	(2,992)
Amortized premiums, discounts and capitalized expenses related to indebtedness	11,231	11,898	13,945	13,905	11,395	6,542	4,732
Noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges	(126)	342	(357)	4,894	2,415	1,876	774
Earnings	$192,246	$186,270	$168,859	$412,102	$552,749	$258,429	$253,007

Fixed charges:
Interest expense(1)	$99,936	$79,344	$132,408	$295,797	$365,712	$179,780	$220,585
Capitalized interest	25,029	41,170	20,792	13,164	9,777	4,558	2,992
Amortized premiums, discounts and capitalized expenses related to indebtedness	(11,231)	(11,898)	(13,945)	(13,905)	(11,395)	(6,542)	(4,732)
Fixed charges	$113,734	$108,616	$139,255	$295,056	$364,094	$177,796	$218,845

Consolidated ratio of earnings to fixed charges	1.69	1.71	1.21	1.40	1.52	1.45	1.16

Earnings:
Pretax income from continuing operations before adjustment for income or loss from equity investees(1)	$92,436	$106,584	$36,808	$111,411	$184,622	$76,773	$31,648
Fixed charges	113,734	108,616	139,255	295,056	364,094	177,796	218,845
Capitalized interest	(25,029)	(41,170)	(20,792)	(13,164)	(9,777)	(4,558)	(2,992)
Amortized premiums, discounts and capitalized expenses related to indebtedness	11,231	11,898	13,945	13,905	11,395	6,542	4,732
Noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges	(126)	342	(357)	4,894	2,415	1,876	774
Earnings	$192,246	$186,270	$168,859	$412,102	$552,749	$258,429	$253,007

Fixed charges:
Interest expense(1)	$99,936	$79,344	$132,408	$295,797	$365,712	$179,780	$220,585
Capitalized interest	25,029	41,170	20,792	13,164	9,777	4,558	2,992
Amortized premiums, discounts and capitalized expenses related to indebtedness	(11,231)	(11,898)	(13,945)	(13,905)	(11,395)	(6,542)	(4,732)
Fixed charges	113,734	108,616	139,255	295,056	364,094	177,796	218,845
Preferred stock dividends	23,201	22,079	21,645	60,502	69,129	35,926	33,203
Combined fixed charges and preferred stock dividends	$136,935	$130,695	$160,900	$355,558	$433,223	$213,722	$252,048

Consolidated ratio of earnings to combined fixed charges and preferred stock dividends	1.40	1.43	1.05	1.16	1.28	1.21	1.00

(1) We have reclassified the income and expenses attributable to the properties sold prior to or held for sale at June 30, 2013 to discontinued operations.